Exhibit 3.4

AMENDED AND RESTATED

BYLAWS

OF

EXAGEN INC.

(a Delaware corporation)

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

		Page
9.11	PARTIAL INDEMNIFICATION	32
9.12	INSURANCE	32
9.13	SAVINGS CLAUSE	32
9.14	DEFINITIONS	32

ARTICLE X - AMENDMENTS		33

-iii-

AMENDED AND RESTATED BYLAWS

OF

EXAGEN INC.

ARTICLE I - CORPORATE OFFICES

1.1    REGISTERED OFFICE.

The registered office of Exagen Inc. (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “certificate of incorporation”).

1.2    OTHER OFFICES.

The Corporation may have other offices at any place or places, either within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) shall from time to time determine or the business of the Corporation may from time to time require.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1    PLACE OF MEETINGS.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2    ANNUAL MEETING.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted.

2.3    SPECIAL MEETING.

A special meeting of the stockholders may be called at any time by the Board, chairperson of the Board, chief executive officer or president (in the absence of a chief executive officer) of the Corporation, but such special meetings may not be called by any other person or persons.

No business may be transacted at such special meeting other than the business specified in such notice to stockholders. Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board may be held.

2.4    ADVANCE NOTICE PROCEDURES FOR BUSINESS BROUGHT BEFORE A MEETING.

(a)    At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) brought before the meeting by the Corporation and specified in a notice of meeting given by or at the direction of the Board, (ii) brought before the meeting by or at the direction of the Board (or a committee thereof) or (iii) otherwise properly brought before the meeting by a stockholder who (A) was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with this Section 2.4 as to such business. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board, the foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders, and the only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3 of these bylaws. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 of these bylaws.

(b)    Without qualification, for business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of the second sentence of Section 2.4(a) of these bylaws, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received by the secretary at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (x) if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date or (y) with respect to the first annual meeting held after the Company’s initial public offering of its shares pursuant to a registration statement on Form S-1, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the later of the close of business on the ninetieth (90th) day prior to such annual meeting and the close of business on the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(c)    To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary of the Corporation shall set forth:

(i)    As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, without limitation, if applicable, the name and address that appear on the Corporation’s books and records) and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii)    As to each Proposing Person, (A) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the Corporation, including, without limitation, due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions, (B) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the Corporation, (C) any agreement, arrangement, understanding or relationship, including, without limitation, any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”), (D) any rights to dividends on the shares of any class or series of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (E) any performance related fees (other than an asset based fee) that such Proposing Person is entitled to based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interests or Short Interests, if any, (F)(x) if such Proposing Person is not a natural person, the identity of the natural person or persons associated with such Proposing Person responsible for the formulation of and decision to propose the business to be brought before the meeting (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, and (y) if such Proposing Person is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, (G) any significant equity interests or any Synthetic Equity Interests or Short Interests in any principal competitor of the Corporation held by such Proposing Persons, (H) any direct or indirect interest of such Proposing Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (I) any pending or threatened litigation in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (J) any material transaction occurring during the prior twelve months between such Proposing

Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, (K) a summary of any material discussions regarding the business proposed to be brought before the meeting (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder of the shares of any class or series of the Corporation (including, without limitation, their names) and (L) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (L) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii)    As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including, without limitation, the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings between or among any of the Proposing Persons or between or among any Proposing Person and any other person or entity (including, without limitation, their names) in connection with the proposal of such business by such stockholder, (D) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (E) a representation whether the Proposing Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (2) otherwise to solicit proxies or votes from stockholders in support of such proposal and (F) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(d)    For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, (iii) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these bylaws) of such stockholder or beneficial owner and (iv) any other person with whom such stockholder or beneficial owner (or any of their respective affiliates or associates) is Acting in Concert (as defined below).

(e)    A person shall be deemed to be “Acting in Concert” with another person for purposes of these bylaws if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Corporation in parallel with, such other person where (i) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

(f)    A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for determining stockholders entitled to notice of the annual meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining stockholders entitled to notice of the annual meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(g)    Notwithstanding anything in these bylaws to the contrary and except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, no business shall be conducted at an annual meeting except in accordance with this Section 2.4. The presiding officer of an annual meeting of stockholders shall have the power and duty (a) to determine that any business was not properly brought before the meeting in accordance with this Section 2.4 (including whether the stockholder or beneficial owner, if any, on whose behalf the business proposed to be brought before the annual meeting is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s business in compliance with such stockholder’s representation as required by clause (c)(iii)(E) of this Section 2.4); and (b) if any proposed business was not proposed in compliance with this Section 2.4 to declare to the meeting that any such business not properly brought before the meeting shall not be transacted.

(h)    The foregoing notice requirements of this Section 2.4 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(i)    For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(j)    Notwithstanding the foregoing provisions of this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.4, except as provided under Rule 14a-8 under the Exchange Act, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the annual meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting.

(k)    Notwithstanding the foregoing provisions of this Section 2.4, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.4; provided however, that any references in these bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Section 2.4 (including paragraph (a)(iii) hereof), and compliance with paragraph (a)(iii) of this Section 2.4 shall be the exclusive means for a stockholder to submit business (other than, as provided in the first sentence of paragraph (h) of this Section 2.4, business brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time).

2.5    ADVANCE NOTICE PROCEDURES FOR NOMINATIONS OF DIRECTORS.

(a) Nominations of any person for election to the Board at an annual meeting or at a special meeting (but, in the case of a special meeting, only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board or any committee thereof, or (ii) by a stockholder who (A) was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with this Section 2.5 as to such nomination. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board to be considered by the stockholders at an annual meeting or special meeting.

(b)    Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (i) provide Timely Notice (as defined in Section 2.4(b) of these bylaws) thereof in writing and in proper form to the secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. Notwithstanding anything in this paragraph to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased effective after the time period for which nominations would otherwise by due under this paragraph (b) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by paragraph (b) of this Section 2.5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation. Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting, then for a stockholder to make any nomination of a person or persons for election to such position(s) as specified in the notice of the special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the secretary of the Corporation at the principal executive offices of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the later of the close of business on the ninetieth (90th) day prior to such special meeting and the close of business on the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4(i) of these bylaws) of the date of such special meeting was first made. In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)    To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the secretary of the Corporation shall set forth:

(i)    As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i);

(ii)    As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure in clause (L) of Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting) provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Nominating Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and;

(iii)    As to each person whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such proposed nominee were a Nominating Person, (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including, without limitation, such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert (as defined in Section 2.4(e) of these bylaws), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), (D) a representation that the Nominating Person is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (E) a representation whether the Nominating Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee and/or (2) otherwise to solicit proxies or votes from stockholders in support of such nomination and (F) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(g); and

(iv)    The Corporation may require any proposed nominee to furnish such other information (A) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines or (B) that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

(d)    For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such stockholder or beneficial owner and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

(e)    A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for determining stockholders entitled to notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining stockholders entitled to notice of the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(f)    Notwithstanding anything in these bylaws to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with this Section 2.5, except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act. The presiding officer at any meeting of stockholders shall have the power and duty to (a) determine that a nomination was not properly made in accordance with this Section 2.5 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination was made, solicited or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nomination in compliance with such stockholder’s representation as required by clause (c)(iii)(E) of this Section 2.5); and (b) if any proposed nomination was not made in compliance with this Section 2.5 to declare such determination to the meeting that the defective nomination shall be disregarded.

(g)    To be eligible to be a nominee for election as a director of the Corporation, the proposed nominee must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 2.5) to the secretary of the Corporation at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the secretary upon written request) and a written representation and agreement (in form provided by the secretary upon written request) that such proposed nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, service or action as a director that has not been disclosed to the Corporation and (iii) in such proposed nominee’s individual capacity and on behalf of the stockholder (and the beneficial owner, if different, on whose behalf the nomination is made) would be in compliance, if elected as a director of the Corporation, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

(h)    In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(i)    Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present the proposed nomination, such proposed nomination shall not be considered, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.5, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

2.6    NOTICE OF STOCKHOLDERS’ MEETINGS.

Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. The notice shall specify the place, if any, date and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7    MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE.

Notice of any meeting of stockholders shall be deemed given:

(a)    if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the Corporation’s records; or

(b)    if electronically transmitted, as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8 QUORUM.

Unless otherwise provided by law, the certificate of incorporation or these bylaws, the holders of a majority in voting power of the capital stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting or (b) a majority in voting power of the stockholders entitled to vote thereon, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9    ADJOURNED MEETING; NOTICE.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date for determining the stockholders entitled to vote is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting as of the record date for determining the stockholders entitled to notice of the adjourned meeting.

2.10    CONDUCT OF BUSINESS.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding person of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (c)

limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 VOTING.

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.13 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

At all duly called or convened meetings of stockholders, at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. All other elections and questions presented to the stockholders at a duly called or convened meeting, at which a quorum is present, shall, unless a different or minimum vote is required by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, be decided by the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the meeting by the holders entitled to vote thereon.

2.12    STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

2.13    RECORD DATE FOR STOCKHOLDER NOTICE; VOTING.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which shall not be more than sixty (60) days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.14 PROXIES.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of a telegram, cablegram or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the stockholder.

2.15    LIST OF STOCKHOLDERS ENTITLED TO VOTE.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the date of the meeting), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to the identity of the stockholders entitled to vote in person or by proxy and the number of shares held by each of them, and as to the stockholders entitled to examine the list of stockholders.

2.16    POSTPONEMENT, ADJOURNMENT AND CANCELLATION OF MEETING.

Any previously scheduled annual or special meeting of the stockholders may be postponed or adjourned, and any previously scheduled annual or special meeting of the stockholders may be canceled, by resolution of the Board.

2.17    INSPECTORS OF ELECTION.

Before any meeting of stockholders, the Board shall appoint an inspector or inspectors of election to act at the meeting or its adjournment or postponement and make a written report thereof. The number of inspectors shall be either one (1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Such inspectors shall have the duties prescribed by law. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III - DIRECTORS

3.1 POWERS.

Subject to the provisions of the DGCL and any limitations in the certificate of incorporation, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.

3.2    NUMBER OF DIRECTORS.

The authorized number of directors shall be determined from time to time by resolution of the Board, provided the Board shall consist of at least one (1) member. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3    ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS.

Except as provided in Section 3.4 of these bylaws, each director, including, without limitation, a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The Corporation may also have, at the discretion of the Board, a chairperson of the Board and a vice chairperson of the Board. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

3.4    RESIGNATION AND VACANCIES.

Any director may resign at any time upon notice given in writing or by electronic transmission to the chairperson of the Board or the Corporation’s chief executive officer, president or secretary. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Unless otherwise provided in the certificate of incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board shall be deemed to exist under these bylaws in the case of the death, removal or resignation of any director.

3.5    PLACE OF MEETINGS; MEETINGS BY TELEPHONE.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6    REGULAR MEETINGS.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board; provided that any director who is absent when such determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

3.7    SPECIAL MEETINGS; NOTICE.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the authorized number of directors.

Notice of the time and place of special meetings shall be:

(a)    delivered personally by hand, by courier or by telephone;

(b)    sent by United States first-class mail, postage prepaid;

(c)    sent by facsimile; or

(d)    sent by electronic mail, electronic transmission or other similar means,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail or other electronic address, as the case may be, as shown on the Corporation’s records.

If the notice is (a) delivered personally by hand, by courier or by telephone, (b) sent by facsimile or (c) sent by electronic mail or electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 QUORUM.

The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors established by the Board pursuant to Section 3.2 of these bylaws shall constitute a quorum of the Board for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9    BOARD ACTION BY CONSENT WITHOUT A MEETING.

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10    FEES AND COMPENSATION OF DIRECTORS.

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors.

3.11    REMOVAL OF DIRECTORS.

Subject to the rights of the holders of the shares of any series of preferred stock of the Corporation, the Board or any individual director may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon.

ARTICLE IV - COMMITTEES

4.1    COMMITTEES OF DIRECTORS.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Corporation.

4.2    COMMITTEE MINUTES.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3    MEETINGS AND ACTION OF COMMITTEES.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(a)    Section 3.5 of these bylaws (place of meetings and meetings by telephone);

(b)    Section 3.6 of these bylaws (regular meetings);

(c)    Section 3.7 of these bylaws (special meetings and notice);

(d)    Section 3.8 of these bylaws (quorum);

(e)    Section 7.12 of these bylaws (waiver of notice); and

(f)    Section 3.9 of these bylaws (action without a meeting),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i)    the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)    special meetings of committees may also be called by resolution of the Board; and

(iii)    notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the governance of any committee not inconsistent with the provisions (or any part thereof) of these bylaws.

ARTICLE V - OFFICERS

5.1 OFFICERS.

The officers of the Corporation shall be a president and a secretary. The Corporation may also have, at the discretion of the Board, a chief executive officer, a chief financial officer or treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2    APPOINTMENT OF OFFICERS.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section  5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3    SUBORDINATE OFFICERS.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers shall hold office for such period, as is provided in these bylaws or as the Board may from time to time determine.

5.4    REMOVAL AND RESIGNATION OF OFFICERS.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5    VACANCIES IN OFFICES.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.3 of these bylaws.

5.6    REPRESENTATION OF SHARES OF OTHER ENTITIES.

The chairperson of the Board, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other person authorized by the Board or the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity or entities standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7    AUTHORITY AND DUTIES OF OFFICERS.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

ARTICLE VI - RECORDS AND REPORTS

6.1    MAINTENANCE OF RECORDS.

Subject to applicable law, the Corporation shall, either at its principal executive office or at such place or places as designated by the Board, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws as amended to date, accounting books and other records.

ARTICLE VII - GENERAL MATTERS

7.1    EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2    STOCK CERTIFICATES; PARTLY PAID SHARES.

The shares of the Corporation shall be represented by certificates provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Certificates for the shares of stock, if any, shall be in such form as is consistent with the certificate of incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3    MULTIPLES CLASSES OR SERIES OF STOCK.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to the DGCL or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4    LOST CERTIFICATES.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation in accordance with applicable law. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5    CONSTRUCTION; DEFINITIONS.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

7.6 DIVIDENDS.

The Board, subject to any restrictions contained in either (a) the DGCL or (b) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.7    FISCAL YEAR.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.8 SEAL.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.9    TRANSFER OF STOCK.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. To the fullest extent permitted by law, no transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.10    STOCK TRANSFER AGREEMENTS.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.11    REGISTERED STOCKHOLDERS.

The Corporation, to the fullest extent permitted by law,:

(a)    shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(b)    shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(c)    shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

7.12    WAIVER OF NOTICE.

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII - NOTICE BY ELECTRONIC TRANSMISSION

8.1    NOTICE BY ELECTRONIC TRANSMISSION.

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(a)    the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent; and

(b)    such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(a)    if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(b)	if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(c)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and

(d)	if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2    DEFINITION OF ELECTRONIC TRANSMISSION.

For the purposes of these bylaws, an “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE IX - INDEMNIFICATION AND ADVANCEMENT

9.1    ACTIONS, SUITS AND PROCEEDINGS OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION.

The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including, without limitation, attorneys’ fees), liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

9.2    ACTIONS OR SUITS BY OR IN THE RIGHT OF THE CORPORATION.

The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 9.2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including, without limitation, attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

9.3    INDEMNIFICATION FOR EXPENSES OF SUCCESSFUL PARTY.

Notwithstanding any other provisions of this Article IX, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 9.1 and 9.2 of these bylaws, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified to the fullest extent permitted by law against all expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith.

9.4    NOTIFICATION AND DEFENSE OF CLAIM.

As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 9.4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (a) the employment of counsel by Indemnitee has been authorized by the Corporation, (b) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (c) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article IX. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (b) above. The Corporation shall not be required to indemnify Indemnitee under this Article IX for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

9.5    ADVANCE OF EXPENSES.

Subject to the provisions of Sections 9.4 and 9.6 of these bylaws, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article IX, any expenses (including, without limitation, attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter to the fullest extent permitted by law; provided, however, that, to the extent required by law, the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article IX or otherwise; and provided further that no such advancement of expenses shall be made under this Article IX if it is determined (in the manner described in Section 9.6 of these bylaws) that (a) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (b) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful.  Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

9.6    PROCEDURE FOR INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

In order to obtain indemnification or advancement of expenses pursuant to Section 9.1, 9.2, 9.3 or 9.5 of these bylaws, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (a) the Corporation has assumed the defense pursuant to Section 9.4 of these bylaws (and none of the circumstances described in Section 9.4 of these bylaws that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (b) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 9.1, 9.2 or 9.5 of these bylaws, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 9.1 or 9.2 of these bylaws only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 9.1 or 9.2 of these bylaws, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion or (d) by the stockholders of the Corporation.

9.7 REMEDIES.

To the fullest extent permitted by law, the right to indemnification or advancement of expenses as granted by this Article IX shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 9.6 of these bylaws that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification or advancement, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IX. Indemnitee’s expenses (including, without limitation, attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification or advancement, in whole or in part, in any such proceeding shall also be indemnified by the Corporation to the fullest extent permitted by law. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL.

9.8 LIMITATIONS.

Notwithstanding anything to the contrary in this Article IX, except as set forth in Section 9.7 of these bylaws, the Corporation shall not indemnify an Indemnitee pursuant to this Article IX in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board. Notwithstanding anything to the contrary in this Article IX, the Corporation shall not indemnify (or advance expenses to) an Indemnitee to the extent such Indemnitee is reimbursed (or advanced expenses) from the proceeds of insurance, and in the event the Corporation makes any indemnification (or advancement) payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification (or advancement) payments to the Corporation to the extent of such insurance reimbursement.

9.9    SUBSEQUENT AMENDMENT.

No amendment, termination or repeal of this Article IX or of the relevant provisions of the DGCL or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification or advancement of expenses under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

9.10    OTHER RIGHTS.

The indemnification and advancement of expenses provided by this Article IX shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article IX shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification and advancement rights and procedures different from those set forth in this Article IX. In addition, the Corporation may, to the extent authorized from time to time by the Board, grant indemnification and advancement rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article IX.

9.11    PARTIAL INDEMNIFICATION.

If an Indemnitee is entitled under any provision of this Article IX to indemnification by the Corporation for some or a portion of the expenses (including, without limitation, attorneys’ fees), liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, as amended) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including, without limitation, attorneys’ fees), liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, as amended) or amounts paid in settlement to which Indemnitee is entitled.

9.12    INSURANCE.

The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

9.13    SAVINGS CLAUSE.

If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including, without limitation, attorneys’ fees), liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, as amended) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law.

9.14    DEFINITIONS.

Terms used in this Article IX and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

ARTICLE X - AMENDMENTS.

Subject to the limitations set forth in Section 9.9 of these bylaws or the provisions of the certificate of incorporation, the Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the certificate of incorporation, such action by stockholders shall require the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon.